Exhibit 99.1

PRESS RELEASE	AMERICAN RAILCAR INDUSTRIES, INC. 100 Clark Street, St. Charles, Missouri 63301 americanrailcar.com
636.940.6000

FOR RELEASE:	May 2, 2017

AMERICAN RAILCAR INDUSTRIES, INC.
REPORTS FIRST QUARTER 2017 RESULTS
First Quarter 2017 Highlights

•	Quarterly revenue and net earnings of $114.7 million and $10.6 million, or $0.55 per share, respectively

•	Quarterly adjusted EBITDA of $36.1 million, or 31.5% of revenue

•	Lease fleet reaches 11,869 railcars vs. prior year of 10,556 railcars, with railcar leasing revenue up 3%

•	Current liquidity of $351.2 million, including $200.0 million available under revolving credit facility
St. Charles, MO, May 2, 2017 - American Railcar Industries, Inc. (ARI or the Company) (NASDAQ: ARII) today reported its first quarter 2017 financial results. Jeff Hollister, President and CEO of ARI, commented, “Despite lower production levels due to continued softness in the North American railcar market, our manufacturing facilities continue to operate efficiently, which we attribute to our skilled workforce, our vertically integrated supply chain, and our flexible operations. In addition, our railcar leasing and railcar services segments continue to complement our core manufacturing business and provide us with supplemental streams of revenue, helping to partially offset the impact and current challenges of operating in a soft market for new railcars.
As announced previously, the sale of our current lease fleet manager, American Railcar Leasing (ARL), is expected to close during the second quarter of 2017. Accordingly, we are working with ARL to transition the management of our lease fleet operations to be handled in-house. Our focus and commitment to the leasing business is shown by the continued increase in our lease fleet. This past quarter, over half our production and shipments were for lease. We continue to look for ways to partner with our customers by providing railcars for lease and direct sale and providing solutions to support their needs throughout the life cycle of the railcar.”
First Quarter Revenue Summary
Total consolidated revenues were $114.7 million for the first quarter of 2017, a decrease of 35% when compared to $176.2 million for the same period in 2016. This decrease was due to decreased revenues in the manufacturing segment, partially offset by increased revenues in the railcar leasing and railcar services segments.
Manufacturing revenues were $60.7 million for the first quarter of 2017, a decrease of 51% compared to $123.8 million for the same period in 2016. This decrease was primarily driven by fewer railcar shipments for direct sale as more than half of our railcar shipments were for lease during the first quarter of 2017. Railcar shipments during the first quarter of 2017 had a higher mix of hopper railcars sold, which generally have lower average selling prices than tank railcars due to less material and labor content. Furthermore, both railcar types experienced a more competitive pricing environment during the first quarter of 2017 compared to the same period in 2016. The Company also continues to produce a large mix of specialty railcars for both the hopper and tank railcar markets.
During the first quarter of 2017, ARI shipped 549 railcars for direct sale and 602 railcars for lease compared to 1,130 railcars for direct sale and 200 railcars for lease during the same period in 2016. Railcars built for the lease fleet represented 52% of ARI’s railcar shipments during the first quarter of 2017 compared to 15% for the same period in 2016. Although this rate is relatively high for a given quarter compared to our historical average, these shipments and orders for railcars on long term leases not only help us to maintain a steady level of production during the manufacturing period, but also provide a steady stream of future cash flows to complement our manufacturing and railcar services segments. Because revenues and earnings related to leased railcars are recognized over the life of the lease, ARI's quarterly results may vary depending on the mix of lease versus direct sale railcars that the Company ships during a given period.
Manufacturing revenues for the first quarter of 2017 exclude $60.1 million of revenues related to railcars built for the Company's lease fleet compared to $23.6 million for the same period in 2016. Revenues related to railcars built for the Company's lease fleet increased due to a higher quantity of railcars shipped for lease. Such revenues are based on an estimated fair market value of the leased railcars as if they had been sold to a third party, and are not recognized in consolidated revenues as railcar sales. Rather lease revenues are recognized in accordance with the terms of the contract over the life of the lease.
Railcar leasing revenues were $33.8 million for the first quarter of 2017, an increase of 3% over the $32.8 million for the comparable period in 2016. The primary reason for the increase in revenue was an increase in the number of railcars on lease, partially offset by a slight decline in weighted average lease rates. ARI had 11,869 railcars in its lease fleet as of March 31, 2017 compared to 10,556 railcars as of March 31, 2016.
Railcar services revenues were $20.1 million for the first quarter of 2017, an increase of 3% compared to $19.6 million for the same period in 2016. The primary reasons for the increase in revenue were due to increased demand for our mobile repair services and repair projects performed at our tank railcar manufacturing facility, partially offset by an unfavorable mix of repair work in the current quarter at certain other repair facilities during 2017. Our tank car manufacturing facility provides us the flexibility not only to produce railcars, but also to perform repair and retrofit services in a production line set-up, offering another option for us to meet our customers' repair needs. This additional flexibility allowed us to complete certain repair projects at our tank railcar manufacturing facility in the first quarter of 2017 that were not performed during the comparable period of 2016.
First Quarter Earnings Summary
Consolidated earnings from operations were $21.9 million for the first quarter of 2017, a decrease of 46% from the $40.7 million for the same period in 2016. Consolidated operating margins decreased to 19.1% for the first quarter of 2017 compared to 23.1% for the same period in 2016. These decreases were primarily driven by lower earnings from operations in the Company's manufacturing and railcar services segments combined with slightly lower earnings from operations in the railcar leasing segment.
Manufacturing earnings from operations were $3.0 million for the first quarter of 2017 compared to earnings of $19.3 million for the same period in 2016. The decrease was primarily a result of fewer overall direct sale shipments, as discussed above, more competitive pricing on both hopper and tank railcars, and higher costs associated with lower production volumes. Profit on railcars built for the Company’s lease fleet was $6.1 million and $3.4 million for the first quarter of 2017 and 2016, respectively, and is excluded from manufacturing earnings from operations. Profit on railcars built for the Company's lease fleet is based on an estimated fair market value of revenues as if the railcars had been sold to a third party, less the cost to manufacture.
Railcar leasing earnings from operations were $21.5 million for the first quarter of 2017 compared to $22.7 million for the same period in 2016. This decrease was primarily due to increased maintenance costs associated with the Company's lease fleet as well as slightly lower lease rates on certain renewals.
Railcar services earnings from operations were $1.7 million for the first quarter of 2017 compared to $3.2 million for the same period in 2016. This decrease was primarily due to an unfavorable mix of work causing inefficiencies at certain repair facilities, partially offset by increased demand for our mobile repair services.
Selling, general and administrative expenses were $8.8 million for the first quarter of 2017 compared to $8.0 million for the same period in 2016. This $0.8 million increase was primarily due to higher bad debt expense, compensation costs, and depreciation.
Net earnings for the first quarter of 2017 were $10.6 million, or $0.55 per share compared to $22.8 million, or $1.16 per share, in the same period in 2016. This decrease was primarily due to decreased earnings from operations as discussed above, driven largely by the heavier mix of railcars produced for our lease fleet during the first quarter of 2017 and lower overall shipments.
EBITDA, adjusted to exclude share-based compensation expense and other income related to short-term investment activity (Adjusted EBITDA), was $36.1 million for the first quarter of 2017 compared to $54.5 million for the comparable quarter in 2016. The decrease resulted primarily from decreased earnings from operations as discussed above. A reconciliation of the Company’s net earnings to EBITDA and Adjusted EBITDA (both non-GAAP financial measures) is set forth in the supplemental disclosure attached to this press release.
Cash Flow and Liquidity
The Company’s earnings have contributed to cash flow from operations in the first three months of 2017 of $42.4 million. As of March 31, 2017, ARI had working capital of $206.1 million, including $151.2 million of cash and cash equivalents.

As of March 31, 2017, the Company had $564.7 million of debt outstanding, net of unamortized debt issuance costs of $4.8 million, and borrowing availability of $200.0 million under a revolving loan.
The Company paid dividends totaling $7.6 million during the first three months of 2017. At the board meeting in April, the Company’s board of directors declared a cash dividend of $0.40 per share of common stock of the Company to shareholders of record as of June 16, 2017 that will be paid on June 29, 2017.
The Company has not repurchased any shares of its common stock thus far in 2017 under its stock repurchase program. Board authorization for approximately $164.0 million remains available for further stock repurchases.
Backlog
ARI's backlog as of March 31, 2017 was 3,286 railcars with an estimated market value of $304.1 million. Of the total backlog, we currently expect 1,199 railcars, or 37%, having an estimated market value of $111.1 million, will be placed into our lease fleet.
Conference Call and Webcast
ARI will host a webcast and conference call on Tuesday, May 2, 2017 at 10:00 am (Eastern Time) to discuss the Company’s first quarter 2017 financial results. In conjunction with this press release, ARI has posted a supplemental information presentation to its website. To participate in the webcast, please log-on to ARI’s investor relations page through the ARI website at americanrailcar.com. To participate in the conference call, please dial 877-745-9389. Participants are asked to log-on to the ARI website or dial in to the conference call approximately 10 to 15 minutes prior to the start time. An audio replay of the call will also be available on the Company’s website promptly following the earnings call.
About ARI
ARI is a prominent North American designer and manufacturer of hopper and tank railcars. ARI provides its railcar customers with integrated solutions through a comprehensive set of high quality products and related services. ARI manufactures and sells railcars, custom designed railcar parts, and other industrial products. ARI and its subsidiaries also lease railcars manufactured by the Company to certain markets. In addition, ARI and its subsidiaries provide railcar repair services through its various repair facilities, including mini-shops and mobile units, offering a range of services from full to light repair. More information about American Railcar Industries, Inc. is available on its website at americanrailcar.com or call the Investor Relations Department, 636.940.6000.

Forward Looking Statement Disclaimer
This press release contains statements relating to the Company's response to governmental directives, expected financial performance, objectives, long-term strategies and/or future business prospects, events and plans that are forward-looking statements. Forward-looking statements represent the Company’s estimates and assumptions only as of the date of this press release. Such statements include, without limitation, statements regarding: various estimates we have made in preparing our financial statements, our plans, and the industry's ability, to address the Federal Railroad Administration (FRA) directive released September 30, 2016 and subsequently revised and superseded on November 18, 2016 (Directive), our plans to transition management of our lease fleet in-house from ARL, expected future trends relating to our industry, products and markets, the potential impact of regulatory developments, including developments related to the Directive, anticipated customer demand for our products and services, trends relating to our shipments, leasing business, railcar services, revenues, profit margin, capacity, financial condition, and results of operations, trends related to shipments for direct sale versus lease, our backlog and any implication that our backlog may be indicative of our future revenues, our strategic objectives and long-term strategies, our results of operations, financial condition and the sufficiency of our capital resources, our projects to expand our manufacturing flexibility and repair capacity, our capital expenditure plans, short- and long-term liquidity needs, ability to service our current debt obligations and future financing plans, our Stock Repurchase Program, anticipated benefits regarding the growth of our leasing business, the mix of railcars in our lease fleet and our lease fleet financings, anticipated production schedules for our products and the anticipated production schedules of our joint ventures, our plans regarding future dividends and the anticipated performance and capital requirements of our joint ventures. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated. Investors should not place undue reliance on forward-looking statements, which speak only as of the date they are made and are not guarantees of future performance. The payment of future dividends, if any, and the amount thereof, will be at the discretion of ARI’s board of directors and will depend upon the Company’s operating results, strategic plans, capital requirements, financial condition, provisions of its borrowing arrangements, applicable law and other factors the Company’s board of directors considers relevant. Other potential risks and uncertainties that could adversely affect our business and prospects include without limitation: our prospects in light of the cyclical nature of our business; the health of and prospects for the overall railcar industry; risks relating to our compliance with the Directive, any developments related to the Directive and any costs or loss of revenue related thereto; risks relating to timely and successfully transitioning the management of our railcar leasing business in-house from ARL and managing our lease fleet leading up to and after the ARL Sale; the risk of being unable to market or remarket railcars for sale or lease at favorable prices or on favorable terms or at all; fluctuations in commodity prices, including oil and gas; the impact, costs and expenses of any warranty claims we may be subject to now or in the future; the highly competitive nature of the manufacturing, railcar leasing and railcar services industries; the variable purchase patterns of our railcar customers and the timing of completion, customer acceptance and shipment of orders, as well as the mix of railcars for lease versus direct sale; risks relating to our compliance with, and the overall railcar industry's implementation of, United States and Canadian regulations related to the transportation of flammable liquids by rail; our ability to manage overhead and variations in production rates; our ability to recruit, retain and train qualified personnel; the impact of any economic downturn, adverse market conditions or restricted credit markets; our reliance upon a small number of customers that represent a large percentage of our revenues and backlog; fluctuations in the costs of raw materials, including steel and railcar components, and delays in the delivery of such raw materials and components; fluctuations in the supply of components and raw materials we use in railcar manufacturing; the ongoing risks related to our relationship with Mr. Carl Icahn, our principal beneficial stockholder through Icahn Enterprises L.P. (IELP), and certain of his affiliates; the risks associated with ongoing compliance with environmental, health, safety, and regulatory laws and regulations, which may be subject to change; the impact, costs and expenses of any litigation we may be subject to now or in the future; the sufficiency of our liquidity and capital resources, including long-term capital needs to support the growth of our lease fleet; the impact of repurchases pursuant to our Stock Repurchase Program on our current liquidity and the ownership percentage of our principal beneficial stockholder through IELP, Mr. Carl Icahn; the risks associated with our current joint ventures and anticipated capital needs of, and production capabilities at our joint ventures; the conversion of our railcar backlog into revenues equal to our reported estimated backlog value; the risks and impact associated with any potential joint ventures, acquisitions, strategic opportunities, dispositions or new business endeavors; the integration with other systems and ongoing management of our new enterprise resource planning system; the risks related to our and our subsidiaries' indebtedness and compliance with covenants contained in our and our subsidiaries' financing arrangements and the additional risk factors described in ARI’s filings with the Securities and Exchange Commission. The Company expressly disclaims any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	March 31, 2017	December 31, 2016
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$151,246	$178,571
Restricted cash	16,710	16,714
Short-term investments—available for sale securities	7,518	8,958
Accounts receivable, net	25,320	39,727
Accounts receivable, due from related parties	6,483	4,790
Inventories, net	78,811	75,028
Prepaid expenses and other current assets	8,624	8,623
Total current assets	294,712	332,411
Property, plant and equipment, net	173,069	177,051
Railcars on lease, net	955,622	908,010
Goodwill	7,169	7,169
Investments in and loans to joint ventures	25,385	26,332
Other assets	3,680	5,277
Total assets	$1,459,637	$1,456,250
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$30,217	$29,314
Accounts payable, due to related parties	3,562	3,252
Accrued expenses, including loss contingency of $10,045 and $10,127 at March 31, 2017 and December 31, 2016, respectively	17,079	15,411
Accrued income taxes payable	1,607	7,660
Accrued compensation	10,533	11,628
Short-term debt, including current portion of long-term debt	25,649	25,588
Total current liabilities	88,647	92,853
Long-term debt, net of unamortized debt issuance costs of $4,809 and $4,863 at March 31, 2017 and December 31, 2016, respectively	539,076	545,392
Deferred tax liability	265,285	252,943
Pension and post-retirement liabilities	8,658	8,648
Other liabilities, including loss contingency of $2,161 at both March 31, 2017 and December 31, 2016	5,466	6,144
Total liabilities	907,132	905,980
Stockholders’ equity:
Common stock, $0.01 par value, 50,000,000 shares authorized, 19,083,878 shares outstanding as of March 31, 2017 and December 31, 2016, respectively	213	213
Additional paid-in capital	239,609	239,609
Retained Earnings	405,744	402,810
Accumulated other comprehensive loss	(7,030)	(6,331)
Treasury Stock	(86,031)	(86,031)
Total stockholders’ equity	552,505	550,270
Total liabilities and stockholders’ equity	$1,459,637	$1,456,250

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts, unaudited)

	Three Months Ended
	March 31,
	2017	2016
Revenues:
Manufacturing (including revenues from affiliates of zero and $553 for the three months ended March 31, 2017 and 2016, respectively)	$60,726	$123,792
Railcar leasing (including revenues from affiliates of $224 and zero for the three months ended March 31, 2017 and 2016, respectively)	33,835	32,768
Railcar services (including revenues from affiliates of $6,147 and $7,994 for the three months ended March 31, 2017 and 2016, respectively)	20,120	19,620
Total revenues	114,681	176,180
Cost of revenues:
Manufacturing	(54,559)	(102,281)
Other operating income	31	—
Railcar leasing	(12,059)	(10,175)
Railcar services	(17,390)	(15,237)
Total cost of revenues	(83,977)	(127,693)
Gross profit	30,704	48,487
Selling, general and administrative	(8,802)	(7,957)
Net gains on disposition of leased railcars	13	167
Earnings from operations	21,915	40,697
Interest income (including income from related parties of $336 and $457 for the three months ended March 31, 2017 and 2016, respectively)	373	478
Interest expense	(5,531)	(5,906)
Other income	54	—
Earnings from joint ventures	550	1,486
Earnings before income taxes	17,361	36,755
Income tax expense	(6,793)	(13,963)
Net earnings	$10,568	$22,792
Net earnings per common share—basic and diluted	$0.55	$1.16
Weighted average common shares outstanding—basic and diluted	19,084	19,665
Cash dividends declared per common share	$0.40	$0.40

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
SEGMENT DATA
(In thousands, unaudited)

	Three Months Ended March 31, 2017
	Revenues
	External	Intersegment	Total	Earnings (Loss) from Operations
	(in thousands)
Manufacturing	$60,726	$60,104	$120,830	$9,151
Railcar leasing	33,835	—	33,835	18,810
Railcar services	20,120	332	20,452	1,716
Corporate	—	—	—	(4,272)
Eliminations	—	(60,436)	(60,436)	(3,490)
Total Consolidated	$114,681	$—	$114,681	$21,915

	Three Months Ended March 31, 2016
	Revenues
	External	Intersegment	Total	Earnings (Loss) from Operations
	(in thousands)
Manufacturing	$123,792	$23,631	$147,423	$22,686
Railcar leasing	32,768	—	32,768	19,675
Railcar services	19,620	959	20,579	3,508
Corporate	—	—	—	(4,508)
Eliminations	—	(24,590)	(24,590)	(664)
Total Consolidated	$176,180	$—	$176,180	$40,697

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	Three Months Ended
	March 31,
	2017	2016
Operating activities:
Net earnings	$10,568	$22,792
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	13,873	12,655
Amortization of deferred costs	125	126
(Gain) loss on disposal of property, plant, equipment and leased railcars	(13)	25
Earnings from joint ventures	(550)	(1,486)
Provision for deferred income taxes	12,780	8,640
Changes in operating assets and liabilities:
Accounts receivable, net	14,310	694
Accounts receivable, due from related parties	(1,680)	2,071
Income taxes receivable	(52)	1,246
Inventories, net	(3,770)	21,429
Prepaid expenses and other current assets	52	(1,796)
Accounts payable	897	(9,786)
Accounts payable, due to related parties	311	(1,999)
Accrued expenses and taxes	(5,482)	3,674
Other	1,050	(417)
Net cash provided by operating activities	42,419	57,868
Investing activities:
Purchases of property, plant and equipment	(1,550)	(4,367)
Grant Proceeds	100	—
Capital expenditures - leased railcars	(55,909)	(20,620)
Proceeds from the sale of property, plant, equipment and leased railcars	73	640
Proceeds from repayments of loans and distributions from joint ventures	1,477	1,477
Net cash used in investing activities	(55,809)	(22,870)
Financing activities:
Repayments of debt	(6,310)	(106,402)
Change in restricted cash related to long-term debt	3	142
Stock repurchases	—	(10,872)
Payment of common stock dividends	(7,633)	(7,825)
Debt issuance costs	—	(10)
Net cash used in financing activities	(13,940)	(124,967)
Effect of exchange rate changes on cash and cash equivalents	5	(14)
Decrease in cash and cash equivalents	(27,325)	(89,983)
Cash and cash equivalents at beginning of period	178,571	298,064
Cash and cash equivalents at end of period	$151,246	$208,081

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS TO EBITDA AND ADJUSTED EBITDA
(In thousands, unaudited)

	Three Months Ended March 31,
	2017	2016
Net earnings	$10,568	$22,792
Income tax expense	6,793	13,963
Interest expense	5,531	5,906
Interest income	(373)	(478)
Depreciation	13,873	12,655
EBITDA	$36,392	$54,838
Income related to stock appreciation rights compensation	(247)	(311)
Other Income on short-term investment activity	$(54)	—
Adjusted EBITDA	$36,091	$54,527

EBITDA represents net earnings before income tax expense, interest expense (income) and depreciation of property, plant and equipment. The Company believes EBITDA is useful to investors in evaluating ARI’s operating performance compared to that of other companies in the same industry. In addition, ARI’s management uses EBITDA to evaluate operating performance. The calculation of EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending. These items may vary for different companies for reasons unrelated to the overall operating performance of a company’s business. EBITDA is not a financial measure presented in accordance with U.S. generally accepted accounting principles (U.S. GAAP). Accordingly, when analyzing the Company’s operating performance, investors should not consider EBITDA in isolation or as a substitute for net earnings, cash flows provided by operating activities or other statement of operations or cash flow data prepared in accordance with U.S. GAAP. The calculation of EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.
Adjusted EBITDA represents EBITDA before share-based compensation expense (income) related to stock appreciation rights (SARs) and other income related to our short-term investments. Management believes that Adjusted EBITDA is useful to investors in evaluating the Company’s operating performance, and therefore uses Adjusted EBITDA for that purpose. The Company’s SARs, which settle in cash, are revalued each period based primarily upon changes in ARI’s stock price. Management believes that eliminating the expense (income) associated with share-based compensation and income associated with short-term investments allows management and ARI’s investors to understand better the operating results independent of financial changes caused by the fluctuating price and value of the Company’s common stock and short-term investments. Adjusted EBITDA is not a financial measure presented in accordance with U.S. GAAP. Accordingly, when analyzing operating performance, investors should not consider Adjusted EBITDA in isolation or as a substitute for net earnings, cash flows provided by operating activities or other statements of operations or cash flow data prepared in accordance with U.S. GAAP. The Company’s calculation of Adjusted EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.